EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of February 15, 2018 (the "Effective Date"), by and between VISHAY AMERICAS, INC., a Delaware corporation ("Vishay Americas"), VISHAY INTERTECHNOLOGY, INC., a Delaware corporation ("Vishay"), and JOEL SMEJKAL ("Executive").

W I T N E S S E T H:

WHEREAS, Vishay Americas desires to continue to employ Executive and Executive desires to accept such continued employment; and

WHEREAS, Vishay Americas and Executive intend for this Agreement to document the terms and conditions of the employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions.

1.1.	"Accrued Compensation" means (a) earned but unpaid Base Salary (as defined below) and (b) unpaid expense reimbursements.

1.2.	"Board of Directors" means the Board of Directors of Vishay.

1.3.	"Cause" means any of the following:

(a)	Executive's conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

(b)	any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

(c)
Executive's (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay Americas.

For avoidance of doubt, a termination due to Disability will not constitute a termination without Cause.

1.4.	"Change in Control" has the meaning defined in the Stock Incentive Program.

1.5.	"Compensation Committee" means the Compensation Committee of the Board of Directors.

1.6.
"Competing Business" means any business or venture located anywhere in the world that is engaged in any business activities to the extent Vishay or any subsidiary or affiliate of Vishay is engaged in such activities or has significant plans to enter into such activities on the Date of Termination.

1.7.
"Date of Termination" means (a) the effective date on which Executive's employment by Vishay Americas terminates within the meaning of a "separation from service" under section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or (b) if Executive's employment by Vishay Americas terminates by reason of death, the date of Executive's death.

1.8.	"Disability" means a disability entitling Executive to long-term disability benefits under a plan of Vishay (or a subsidiary or affiliate of Vishay).

1.9.	"Good Reason" means:

(a)	without Executive's express written consent, the occurrence of any of the following events:

(i)
any material and adverse change in Executive's titles, offices, duties, or responsibilities (including reporting responsibilities) with respect to Vishay or any subsidiary or affiliate of Vishay from those set forth in this Agreement;

(ii)	a material reduction in Executive's annual Base Salary (as the same may be increased from time to time after the Effective Date);

(iii)	relocation of Executive's principal place of performance by more than 50 kilometers from [Address Redacted] (excluding for this purpose reasonable travel from time to time); or

(iv)	a material breach of this Agreement by Vishay Americas;

provided however, that none of the foregoing events or conditions will constitute Good Reason unless Executive provides Vishay Americas with written objection to the event or condition within 30 days following the initial occurrence thereof, Vishay Americas does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Executive resigns his employment within 90 days following the expiration of that cure period.

(b)
In addition, if there occurs a Change in Control that also constitutes a "change in control event" as described in Treas. Reg. § 1.409A-3(i)(5)(i), then solely for the 12 month period beginning four months after that "change in control event," any resignation by Executive (other than a resignation when Cause exists) will constitute a resignation for Good Reason solely for purposes of Section 6.2(a).

1.10.	"Non-Competition Period" means the period commencing upon the Effective Date and ending on the first anniversary of the Date of Termination.

1.11.	"Non-Solicitation Period" means the period commencing upon the Effective Date and ending on the first anniversary of the Date of Termination.

1.12.	"Stock Incentive Program" means the Vishay Intertechnology 2007 Stock Incentive Program.

2.	Employment; Term.

2.1.
Employment.  Vishay Americas hereby continues to employ Executive, and Executive hereby accepts continued employment by Vishay Americas, in accordance with and subject to the terms and conditions set forth herein.

2.2.	Term. The "Term" of Executive's employment hereunder shall commence on the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

3.	Duties.

3.1.
Position.  During the Term, Executive shall serve as Executive Vice President - Business Head, Passive Components of Vishay, or any other position which will be agreed by the parties, reporting directly to the Chief Executive Officer of Vishay or such other individual as may be designated by the Chief Executive Officer of Vishay from time to time.

3.2.
Authority and Responsibility.  Executive shall have authority and responsibility customarily applicable to the positions described in Section 3.1, and shall perform such other duties as may be assigned by Vishay from time to time.

3.3.
Activities.  Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement and applicable law, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay and its subsidiaries and affiliates.  It shall not be considered a violation of the foregoing for Executive to (a) provide services to Vishay or any of its subsidiaries or affiliates, (b) serve on corporate, industry, civic or charitable boards or committees, or (c) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive's responsibilities as an employee of Vishay Americas in accordance with this Agreement.

4.	Compensation.

4.1.
Base Salary.  Vishay Americas shall pay Executive a base salary of not less than $279,256 per year (the "Base Salary"), which shall be reviewed annually by the Compensation Committee.  Such Base Salary shall be paid in accordance with Vishay Americas' standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive (for example, with respect to 401(k) plan contributions).

4.2.
Bonus.  For each fiscal year ending both during the Term and prior to the time that notice of termination is given by either party, Executive shall be eligible to earn an annual performance bonus ("Bonus"), payable in cash, with a target and maximum opportunity equal to 100% of his Base Salary.  The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon Vishay's achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion.

4.3.	Annual Equity Grant.

(a)
On or about each January 1st occurring both during the Term and prior to the time that notice of termination is given by either party, Vishay shall grant Executive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a grant date fair value approximately equal to 30% of Executive's Base Salary on such date.  Subject to Executive's continued service, such equity awards shall vest on January 1 of the third year following their grant, provided that the vesting of up to 75% of the equity awards granted in any year (determined as a percentage of grant date fair value) may also be subject to the achievement of performance goals established by the Compensation Committee.

(b)
With respect to equity awards granted to Executive on or after January 1, 2017 and prior to the Effective Date, and equity awards granted to Executive pursuant to this Section 4.3, if Executive's service ceases due to (i) termination by Vishay Americas without Cause, (ii) resignation by Executive with Good Reason (or for any reason after Executive attains age 62, unless Cause then exists), or (iii) his death or Disability, then subject in each case (other than death) to Executive's execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2(c), any service-based vesting criteria applicable to such equity awards will be deemed satisfied and any performance-based vesting criteria applicable to such equity awards will remain in effect.

(c)	In the event of a Change in Control, all then outstanding equity awards granted pursuant to this Section 4.3 shall immediately vest.

(d)
If Executive's service ceases at any time due to his termination by Vishay Americas with Cause or by the Executive without Good Reason, except as provided under Section 4.3(b), all unvested equity awards will then immediately and automatically be forfeited.

5.	Additional Rights.

5.1.
Participation in Benefit Plans and Programs.  During the Term, Executive, together with his spouse and dependent children up to age 26, shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay Americas to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.

5.2.
Reimbursement of Expenses.  In accordance with Vishay Americas' standard reimbursement policies as they exist from time to time, Vishay Americas shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

5.3.
Vacation, Personal and Sick Days.  Executive shall be entitled to paid vacation, holidays, personal and sick days in accordance with and subject to Vishay Americas' policies, as in effect from time to time.

5.4.	Indemnification. Vishay shall indemnify Executive to the extent provided in Vishay's certificate of incorporation and/or bylaws, as in effect from time to time.

6.	Termination of Employment: Compensation Upon Termination.

6.1.	Termination. Executive's employment with Vishay Americas may be terminated by Executive or by Vishay Americas for any or no reason.

6.2.	Compensation Upon Termination.

(a)
Termination by Vishay Americas Without Cause; Termination by Executive With Good Reason.  In the event Executive's employment with Vishay Americas is terminated by Vishay Americas without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

(ii)
Payment of any otherwise earned but unpaid Bonus for any fiscal year ending prior to the Date of Termination, payable in the same manner and at the same time as such Bonus would have been paid in the absence of such termination.

(iii)
Payment of a pro-rata Bonus for the fiscal year in which the Date of Termination occurs, determined and paid in the same manner and at the same time as such Bonus would have been determined and paid in the absence of such termination.  The pro-ration of such Bonus will be determined based on the number of days of the applicable fiscal year that have transpired prior to the Date of Termination relative to the total number of days contained in that fiscal year.

(iv)
Continued payment of Executive's then current Base Salary from the Date of Termination until the third anniversary of the Date of Termination, to be paid in equal installments in accordance with Vishay Americas' standard payroll practices, as in effect from time to time, but no less frequently than monthly, and which shall commence in accordance with Section 6.2(c); provided, however, that if such termination without Cause or resignation for Good Reason occurs within 16 months following a Change in Control that also constitutes "change in control event" described in Treas. Reg. § 1.409A-3(i)(5)(i), the amounts otherwise payable under this clause (iv) will instead be paid in a single lump sum at the time specified in Section 6.2(c).

(v)	All rights Executive is entitled to under the terms of Vishay Americas' benefit plans or arrangements (other than severance benefit plans).

(b)
Termination For Any Other Reason.  In the event Executive's employment with Vishay Americas is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to (i) a lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination; (ii) all rights Executive is entitled to under the terms of Vishay Americas benefit plans or arrangements; and (iii) in the case of a cessation of employment due to Executive's death or Disability, the Bonus payments described above in Sections 6.2(a)(ii) and (iii); provided, in the case of a cessation due to Disability, such Bonus payments will be conditioned on Executive's execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2(c).

(c)
Release.  Notwithstanding any other provision of this Agreement, (i) Executive shall not be entitled to receive any payments pursuant to Sections 6.2(a)(ii), (iii) and (iv) unless Executive has executed and delivered to Vishay Americas and Vishay a release of all claims in the form prescribed by Vishay Americas ("Release"), and such Release becomes irrevocable within 60 days following the Date of Termination, and (ii) Executive shall be entitled to receive such payments only so long as Executive has not breached the provisions of Section 7 hereof.  The severance benefits described in Sections 6.2(a)(ii), (iii) and (iv) will be paid or begin to be paid, as applicable, as soon as practicable after the Release becomes irrevocable (or, in the case of the payments described in Sections 6.2(a)(ii) and (iii), at such later time as such Bonuses would have otherwise been payable in the absence of such termination); provided, that if the 60-day period described in the previous sentence begins in one taxable year and ends in the next succeeding taxable year, such payments shall not be paid or begin to be paid, as applicable, until the succeeding taxable year.

6.3.	Section 409A.

(a)
Notwithstanding any other provision of this Agreement to the contrary or otherwise, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a "deferral of compensation" within the meaning of section 409A of the Code, and its implementing regulations and guidance (collectively, "Section 409A"); (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(b)	For purposes of Section 409A, each payment in a series of payments provided to Executive pursuant to this Agreement will be deemed a separate payment.

(c)
Notwithstanding any other provision of this Agreement to the contrary or otherwise, any payment or benefit described in Section 6 that represents a "deferral of compensation" within the meaning of Section 409A shall only be paid or provided to Executive upon his "separation from service" within the meaning of Treas. Reg. §1.409A-1(h) (or any successor regulation).  To the extent compliance with the requirements of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Executive upon or following his "separation from service," then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive's "separation from service" will be deferred (without interest) and paid to Executive in a lump sum immediately following that six month period.  In the event Executive dies during that six month period, the amounts deferred on account of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) shall be paid to the personal representatives of the Executive's estate within sixty (60) days following Executive's death.  To the extent permitted by Treas. Reg. § 1.409A-1(b)(9)(or any successor provision), this provision shall not be construed as preventing payments to Executive pursuant to Section 6 in the first six months following Executive's "separation from service" equal to an amount up to two (2) times the lesser of: (i) Executive's annualized compensation for the year prior to the "separation from service;" and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code.

(d)
Notwithstanding any other provision of this Agreement to the contrary or otherwise, all benefits or payments provided to Executive that would be deemed to constitute "nonqualified deferred compensation" within the meaning of Section 409A are intended to comply with or be exempt from Section 409A.  Notwithstanding any other provision of this Agreement to the contrary or otherwise, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption.

7.	Restrictive Covenants.

7.1.
Non-Competition.  During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (a) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (b) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (x) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (y) Executive obtains the prior written consent of Vishay, which consent shall not be unreasonably withheld.

7.2.	Non-Solicitation. During the Non-Solicitation Period, Executive shall not, directly or indirectly:

(a)	solicit any customer of Vishay or any of its subsidiaries or affiliates;

(b)
hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three (3) months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive's own behalf or for the benefit of any third person or entity;

(c)
persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive's efforts; or

(d)
interfere in any manner in the relationship of Vishay or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive's efforts.

7.3.
Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's assigned duties hereunder and for the benefit of Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated, relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive's employment by Vishay and/or its subsidiaries or affiliates.  The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (c) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (a) and (b) of the preceding sentence, Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.  Notwithstanding any other provision of this Agreement, (x) Executive may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under certain limited circumstances, as set forth in the Vishay's trade secret policy, as the same may be amended from time to time; and (y) this Agreement shall not be construed to impede Executive from making any communications or disclosures contemplated by Rule 12F-17 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any successor legislation.

7.4.
Non-Disparagement.  Executive agrees not to make any public statements that disparage Vishay, Vishay Americas or their respective subsidiaries, affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

7.5.	Acknowledgements Respecting Restrictive Covenants.

(a)	Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

(i)
the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive's duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(ii)	such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay, Vishay Americas and their subsidiaries and affiliates.

(b)
The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient.  Therefore, if Executive breaches any restrictive covenant contained in this Section 7, Vishay Americas shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant.  If Vishay shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that Vishay Americas has an adequate remedy at law.

(c)
In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that Vishay and Vishay Americas, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.

(d)
If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

7.6.
Consideration.  Executive hereby acknowledges that Vishay Americas' obligation to make payments to Executive pursuant to Section 4 and Section 6 of this Agreement is in consideration of Executive's agreement to be bound by and comply with the provisions of this Section 7.

8.	Miscellaneous.

8.1.
Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, shall be in writing and shall be sent either by (a) personal delivery to the party entitled thereto, (b) facsimile with confirmation of receipt, (c) registered or certified mail, return receipt requested, or (d) Federal Express or similar courier service.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing.  Notice under this Agreement to Executive from Vishay shall be deemed effective as notice from Vishay Americas.  Any notice, consent, request or other communication made or given in accordance with this Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To Vishay:	Vishay Americas, Inc. c/o 63 Lancaster Avenue Malvern, Pennsylvania 19355-2120 Facsimile: 203-452-5687

With CC:	Vishay Intertechnology, Inc. 63 Lancaster Avenue Malvern, Pennsylvania 19355-2120 Attention: General Counsel

To Executive:	At Executive's address of record in the personnel files of Vishay Americas.

8.2.	Successors.

(a)
This Agreement is personal to Executive and, without the prior written consent of Vishay Americas, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive's heirs and legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon Vishay Americas and its successors and assigns.

8.3.
Complete Understanding; Amendment: Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the Executive, Vishay, and Vishay Americas (and/or any Vishay subsidiary or affiliate) with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect these matters except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay, Vishay Americas, or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof and no single or partial exercise by Vishay, Vishay Americas, or Executive of any such right or remedy shall preclude other or further exercise thereof.

8.4.
Withholding Taxes.  Vishay Americas may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable federal, state, local or other law, Vishay Americas is required to withhold therefrom.

8.5.
Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

8.6.
Other Conditions of Service.  Executive will also be subject to all policies of Vishay and Vishay Americas in effect from time to time with respect to its executives generally, including (without limitation) any policies regarding clawbacks, securities trading or hedging or pledging of securities.

8.7.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of law.

8.8.
Arbitration.  Except as provided in Section 7.5 hereof, any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.  The arbitrator may award legal fees but shall not be obligated to do so.

8.9.	Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

8.10.	Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Executive has executed this Agreement and Vishay Americas and Vishay have each caused this Agreement to be executed in its name and on its behalf, on the date(s) indicated below.

February 15, 2018	By:	VISHAY AMERICAS, INC. /s/ Michael S. O'Sullivan
Date		Name: Michael S. O'Sullivan Title: Sr. Vice President
February 15, 2018	By:	VISHAY INTERTECHNOLOGY, INC. /s/ Gerald Paul
Date		Name: Dr. Gerald Paul Title: Chief Executive Officer
February 15, 2018		EXECUTIVE /s/ Joel Smejkal
Date		Joel Smejkal